Exhibit 10.23

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into and effective as of November 30, 2021 (the “Effective Date”), by and between Inozyme Pharma, Inc., a Delaware corporation having a place of business at 321 Summer Street, Suite 400, Boston, MA 02210 (the “Company”), and Wenkert & Young, LLC, a limited liability company having a place of business at [**] (the “Consultant” and Company and Consultant, each, individually a “Party” and collectively, the “Parties”). In consideration of the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Consulting Services. The Company hereby engages Consultant, and Consultant hereby agrees, to provide consulting services to the Company as described in Exhibit A hereto (the “Services”) during the term of this Agreement, as requested by the Company. Consultant agrees to exercise the highest degree of professionalism and to utilize Consultant’s expertise and creative talents in performing the Services, to comply with all laws, regulations, and ordinances applicable to Consultant’s performance of the Services and Consultant’s other obligations under this Agreement, including, without limitation, export control laws. Subject to the foregoing, the manner and means of Consultant’s performance of the Services are in Consultant’s sole discretion and control, including whether to perform the Services at the Company’s principal place of business or elsewhere.

Consultant represents and covenants that all persons engaged in performing the Services and/or receiving information on behalf of Consultant (including Deborah Wenkert, M.D.) are either: (a) bound by this Agreement or (b) contractually obligated to the same extent as Consultant to comply with all relevant obligations and provisions of this Agreement (including duty to assign IP rights to either to Consult or to Company, and confidentiality and non-use obligations) prior to commencement of any Services and prior to any transfer from Company to Consultant of any Company Confidential Information under this Agreement.

2.
Compensation. As full and complete compensation for performing the Services, the Company shall pay Consultant the compensation specified in Exhibit A hereto.
3.
Independent Contractor. Consultant’s relationship with the Company is that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Consultant’s performance of Services and receipt of fees under this Agreement. Because Consultant is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability, and other contributions based on fees paid to Consultant, his agents, or employees under this Agreement. Consultant hereby agrees to indemnify and defend the Company against (i) any and all such taxes or contributions, including penalties and interest and (ii) any liabilities arising out of any claims by anyone claiming through Consultant.
4.
Confidentiality.

(a) Non-Disclosure and Non-Use. During the term of this Agreement and thereafter, Consultant agrees: (a) to use Confidential Information solely in connection with the performance of the Services and for no other purpose, and to not cause or assist any person or entity to, directly or indirectly, use any Confidential Information for any other purpose whatsoever; (b) to not disclose, nor cause or assist any person or entity to, directly or indirectly, disclose any Confidential Information to any person or entity, except to the extent necessary for Consultant to perform the Services and as authorized by the Company. Consultant will take all reasonable measures to protect the secrecy, and to prevent the unauthorized use or disclosure, of Confidential Information. Consultant will promptly notify the Company in writing of any misuse, misappropriation, or unauthorized disclosure of Confidential Information that may come to Consultant’s attention. Notwithstanding the foregoing, to the extent Consultant is required to disclose any Confidential Information in order to comply with applicable law or an order of a court of competent jurisdiction, such disclosure shall not constitute a violation of this Section 4, provided that Consultant (i) notifies the Company as far in advance as reasonably possible of such required disclosure, (ii) cooperates reasonably with the Company in any Company effort to obtain a protective order or other confidential treatment with respect to such Confidential Information, and (iii) discloses only that portion of such Confidential Information that is required to be disclosed. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects Consultant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity and (ii) Consultant cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, Consultant may be held liable if Consultant unlawfully accesses trade secrets by unauthorized means.

(b) Confidential Information. The term “Confidential Information” shall mean any and all non-public knowledge, data or information, in whatever form, tangible or intangible, that Consultant develops, learns or obtains in the performance of the Services or otherwise that relates to Company or its business or the demonstrably anticipated business of Company or that is received by or for the Company in confidence. By way of illustration, but not limitation, “Confidential Information” includes: (a) trade secrets, inventions, mask works, ideas, copyrights, processes, formulations, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, including all

Company Inventions; (b) information regarding plans for research, development, new products, marketing, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, correspondence with governmental authorities, non-public results of scientific studies, possible transactions with other companies, mergers and acquisitions, and equity issuances; and (c) information regarding the compensation of employees or independent contractors of the Company. Notwithstanding the foregoing, it is understood that, at all such times, Consultant is free to use information that is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and Consultant’s own skill, knowledge, know-how and experience to whatever extent allowed by law.

(c) Third Party Information. Consultant acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s association and thereafter, Consultant shall hold Third Party Information in the strictest confidence and shall not disclose or use Third Party Information, except the extent such disclosure or use is required in direct connection with Consultant’s performance of requested Services for the Company or is expressly authorized in writing by the Company.

(d) No Improper Use of Materials. Consultant agrees not to bring onto the premises of the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under an obligation of confidentiality, unless such materials or documents are generally available to the public or Consultant has written authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

5.
Intellectual Property Rights.

(a) Ownership of Company Inventions. Consultant shall promptly disclose to the Company in writing any and all ideas, inventions (whether or not patentable), discoveries, improvements, know-how, techniques and other information and materials (including any work product or deliverables) that the Consultant conceives, reduces to practice or develops during the term of the Agreement, alone or in conjunction with others, in the performance of, or as a direct result of performing, the Services for the Company under this Agreement (collectively, “Company Inventions”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of the Company at all times. Consultant agrees that any and all Company Inventions, including, without limitation, any and all intellectual property rights therein (“Company IP”), shall be the sole and exclusive property of the Company. Consultant hereby agrees to assign and irrevocably assigns to the Company all right, title and interest in and to all Company Inventions and Company IP and agrees to execute, verify, and deliver assignments of Company Inventions and Company IP to the Company or its designee promptly upon request. Consultant explicitly acknowledges and agrees that all works of authorship contained in the Company Invention are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship.

(b) Cooperation and Assistance. Consultant agrees to reasonably cooperate with the Company and its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of the Company’s rights in Company Inventions and Company IP, and to execute, when requested, any other documents reasonably deemed necessary by the Company to carry out the purpose of this Section 5. Consultant shall reasonably assist the Company in every proper way to obtain, prosecute, maintain and enforce United States and foreign patent rights, copyrights and other intellectual property rights or protections claiming, covering or relating to Company Inventions in any and all countries. To that end, Consultant shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such rights and the assignment thereof. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact to act for and in Consultant’s behalf to execute, deliver and file any and all documents needed in connection with the actions described in this Section 5 (whether during or after the term of this Agreement), with the same legal force and effect as if executed by Consultant, if the Company is unable for any reason to secure Consultant’s signature on any such document. Consultant acknowledges that this appointment is coupled with an interest. Consultant’s obligations under this Section 5(c) shall continue beyond the expiration or termination of this Agreement, but after expiration or termination of this Agreement, the Company shall compensate Consultant at a reasonable rate for the time actually spent by Consultant at the Company’s request on such assistance.

(c) Background Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Company Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Company Invention without Company's prior written permission.

(d) Obligation to Keep the Company Informed. During the term of this Agreement, and for one (1) year after its termination for any reason, Consultant will promptly disclose to the Company fully and in writing all patent applications filed by on behalf of Consultant relating to the business of the Company.

(e) Authorship. The Company agrees that, in accordance with the ICMJE authorship guidelines, Deborah Wenkert, M.D., Consultant’s President will be offered the opportunity for authorship for any publications of the Company for Company projects in which she or Consultant were involved, including but not limited to, articles related to INZ701-101, INZ701-201, INZ701-003, INZ701-005, INZ701-006, and any relevant Investigator sponsored studies. In accordance with the ICMJE authorship guidelines, Dr. Wenkert will also be offered the opportunity for authorship for any other projects to which Dr. Wenkert contributes to the conception or design of the work, the acquisition, analysis, or interpretation of data for the work, or the revision for important intellectual content.

6.
No Conflicts.

(a) Representations. Consultant represents and warrants to the Company that Consultant’s performance of the Services and of its obligations under this Agreement do not and will not breach or conflict with any agreement, understanding or arrangement, either written or oral, between Consultant and any third party. Consultant covenants to the Company that, during the term of this Agreement, Consultant will not enter into any agreement, understanding or arrangement, either written or oral, in conflict with this Agreement or Consultant’s obligations hereunder.

(b) Debarment Certification. Consultant hereby certifies that it has not been debarred under the provisions of 21 U.S.C. §335a, or any analogous law or regulation in any jurisdiction. In the event that Consultant: (a) becomes debarred; or (b) receives notice of action or threat of action with respect to its debarment, during the term of this Agreement, Consultant agrees to notify Company immediately.

7.
Term; Termination.

(a) Term. The term of this Agreement, and Consultant’s Services hereunder, shall commence on the Effective Date and shall terminate as provided below. Upon termination of this Agreement, the Company shall have no further obligation to the Consultant under this Agreement, other than for payment for Services provided by Consultant through the date of termination in accordance with Section 2 above and solely to the extent not already paid.

(b) Termination.

(i) Either Consultant or Company may terminate the Agreement in its sole discretion immediately upon fifteen (15) days written notice to the other party.

(ii) If Company terminates the Agreement, Company will be responsible for full payment of any undisputed fees for Services (and/or any outstanding expenses) already rendered to Company by Consultant.

(c) Return of Confidential Information. Upon expiration or any termination of this Agreement, or earlier as requested by the Company, Consultant shall deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Company IP, Third Party Information, or Confidential Information of the Company. Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

(d) Consequences of Termination. Termination shall not relieve either party of any obligation accruing prior to such termination. The provisions of Sections 3, 5, 7(c), 8 and 9 shall survive termination of this Agreement, and with respect to Section 4 (Confidential Information), the obligations of confidentiality and non-use shall survive for a period of five (5) years post termination of the Agreement.

8. Non-Interference with Business. During the term of this Agreement and for a period of 12 months thereafter, Consultant will not directly or indirectly solicit, induce, or attempt to induce any employee or independent contractor of the Company to terminate or breach any employment, contractual, or other relationship with Company; provided, however, that Consultant may hire any employees, independent contractors, and/or consultants who Dr. Deborah Wenkert introduced to the Company during her employment with the Company.

9. General Provisions.

(a) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof that would cause the application of the law of a different jurisdiction. The parties each submit to the exclusive jurisdiction of the state and federal courts located in the State of California, and agree not to assert any claims of forum non conveniens with respect thereto.

(b) Severability. If any provision of this Agreement is found by a court or other governmental authority of competent jurisdiction to be unenforceable or invalid, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law.

(c) Assignment. This Agreement is for the personal services of Consultant and may not be assigned by Consultant, nor shall it be assignable by operation of law, without the prior written consent of the Company. This Agreement may be assigned at any time by the Company in its discretion. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

(d) Injunctive Relief. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure or unauthorized use of Confidential Information without the prior express written consent of the Company, the Company may suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the Company for such injury. Accordingly, Consultant agrees that the Company shall have the right to enforce this Agreement and any of its provisions by seeking an injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

(e) Notices. Any notice permitted or required to be given under this Agreement shall be in writing and shall be delivered by personal delivery, by any method of mail (postage prepaid) requiring return receipt, by overnight courier, by facsimile, or by email, to the party to be notified at its address given on the signature page of this Agreement, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if mailed, three (3) days after the date of postmark; (iii) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries, (iv) if delivered by facsimile, receipt of automatically-generated confirmation of facsimile transmission, or (v) if sent by email, email confirmation of receipt.

(f) Non-Waiver. The waiver from time to time by a party of any of its rights or its failure to exercise any right or remedy shall not operate or be construed as a continuing waiver of same or of any other of such party’s rights or remedies provided in this Agreement. No waiver by a party of a particular provision, right or remedy shall be effective unless in writing and signed by such party.

(g) Entire Agreement. Except for the letter agreement initially dated November 3, 2021, and as revised and executed on November 30, 2021, the 2020 Stock Incentive Plan and any related agreements, and the Indemnification Agreement dated February 1, 2021, this Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions between the parties with respect to such subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The terms of this Agreement will govern all Services undertaken by Consultant for the Company.

(h) Interpretation. The headings preceding the text of the sections of this Agreement are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(i) Use of Names. The Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company. While the Agreement is in force, the Company may use the Consultant’s name, and in doing so may cite the Consultant’s consulting relationship with the Company including in listings on the Company’s website and in Company materials. While the Agreement is in force, and thereafter, Consultant may cite the Consultant’s consulting relationship with the Company.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or .pdf delivered via email will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

[Signatures on Following Page]

In Witness Whereof, the parties have, by duly authorized persons, executed this Agreement as of the Effective Date.

Inozyme Pharma, Inc.	Wenkert & Young, LLC
By: /s/ Gayle Gironda Name: Gayle Gironda Title: SVP, Human Resources	Signature: /s/ Deborah Wenkert, M.D. Name: Deborah Wenkert, M.D. Title: President

Exhibit A

Services and Compensation

General Scope of the Services:

The scope of Services to be provided to the Company may include, but is not limited to, Designing the Radiographic Global Impression of Change Score for ENPPI Deficiency, and advising on study designs and interpretation of data as requested.

Time Commitment:

At Consultant’s discretion and in reasonable agreement with the Company, Consultant will perform the Services over the telephone, at Consultant's office, at the Company's offices or another reasonable and mutually agreeable location, or through written correspondence. Consultant will be reimbursed for business class tickets if Consultant’s President Deborah Wenkert, M.D. flies more than three hours from Consultant’s office on Company business. It is the intention of the Parties that Deborah Wenkert, M.D. will not provide Services to the Company in excess of 20% of the services Dr. Wenkert provided on average while she was employed by the Company.

Compensation:

The Company will pay Consultant a cash consulting fee for the Services as follows: $425/hour for work conducted by Deborah Wenkert, $80/hour for work conducted by assistants who do not have a M.D. or Ph.D. degree, and $400/hour for assistants who have a M.D. or Ph.D. degree. In the event Consultant needs to engage assistants who require a higher hourly compensation rate, Consultant will seek the Company’s approval before engaging such assistants, and the Company will not unreasonably withhold its consent. The Company shall reimburse Consultant, in accordance with the Company’s reimbursement policy (but not later than sixty (60) days following timely submission of such expenses and required verification of the same), for any reasonable expenses incurred in connection with the performance of Services under this Agreement, provided in each case that Consultant submits verification of such expenses (i.e., applicable receipts) as Company may reasonably require. Notwithstanding the foregoing, the Consultant shall not incur expenses in excess of $5,000 per month without the prior written approval of the Company.

Invoicing:

On or before the 15th day of each calendar month, Consultant will invoice Company for services (invoices@inozyme.com) rendered and expenses incurred during the preceding month. Company shall pay the undisputed portion of each invoice within thirty (30) days of receipt of such invoice by check or wire transfer instructions provided in such invoice.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" ACTIVEUS 191247917v.2" "" ACTIVEUS 191247917v.2